Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-3 and related Prospectus of TeraWulf Inc. of our report dated March 19, 2024, relating to the consolidated financial statements of TeraWulf Inc. as it appears in our report, appearing in the 2025 Annual Report to the Shareholders and incorporated by reference in the Annual Report on Form 10-K of TeraWulf, Inc. for the year ended December 31, 2025.

We also consent to the reference to our firm under the heading "Experts" in such Prospectus.

/s/ RSM US LLP

Minneapolis, Minnesota

April 14, 2026